Exhibit 99.4

GENERAL ELECTRIC COMPANY

Offer to Exchange up to 705,270,833 Shares of Common Stock of

SYNCHRONY FINANCIAL

which are beneficially owned by General Electric Company

for Shares of Common Stock of

GENERAL ELECTRIC COMPANY

Pursuant to the Prospectus dated October 19, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” SHARES OF GE COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

October 19, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:

In connection with the transactions described in the prospectus dated October 19, 2015 (the “Prospectus”), General Electric Company (“GE”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange up to 705,270,833 shares of common stock (“Synchrony common stock”) of Synchrony Financial (“Synchrony”), which are beneficially owned by GE, for shares of common stock (“GE common stock”) of GE that are validly tendered and not validly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of GE common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No stock transfer taxes will generally be payable as a result of the transaction.

As described in the Prospectus, GE is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company, custodian, other similar institution or fiduciary shall be deemed to be the agent of GE or its financial advisors, GE, any of the dealer managers, the exchange agent or the information agent for purposes of the exchange offer.

GE’S OBLIGATION TO EXCHANGE SHARES OF SYNCHRONY COMMON STOCK FOR SHARES OF GE COMMON STOCK IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.

For your information and for forwarding to your clients for whom you hold shares of GE common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus dated October 19, 2015;

2. a form of Letter of Transmittal for tendering shares of GE common stock and Instruction Booklet to the Letter of Transmittal for your use in accepting the exchange offer and tendering shares of GE common stock;

3. the Guidelines for Certification of Taxpayer Identification Number on Form W-9 for U.S. Taxpayers included in the Instruction Booklet to the Letter of Transmittal;

4. a form of Notice of Guaranteed Delivery, to be used to accept the exchange offer if GE common stock and other required documents cannot be delivered to the exchange agent by 12:00 midnight, New York City time, on the expiration date of the exchange offer;

5. a form of Letter to Clients, which may be sent to your clients for whose accounts you hold shares of GE common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

6. a form of Notice of Withdrawal for use in withdrawing shares of GE common stock previously tendered in the exchange offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of GE common stock tendered pursuant to the exchange offer may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer (currently expected to be November 16, 2015) and, unless GE has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once GE accepts shares of GE common stock pursuant to the exchange offer, your tender is irrevocable.

GE will not pay any fees or commission to any broker, dealer or other person (other than to the dealer managers, financial advisors, information agent or the exchange agent for soliciting tenders of GE common stock pursuant to the terms of the exchange offer). GE will, however, upon request, reimburse brokers, dealers, banks, trust companies, custodians and similar institutions, for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of GE common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of: (a)(i) share certificates representing all tendered shares of GE common stock (other than shares of GE common stock in uncertificated form registered directly in GE’s share register), in proper form for transfer or (ii) with respect to shares delivered by book-entry transfer through The Depository Trust Company (“DTC”), confirmation of a book-entry transfer of those shares of GE common stock in the exchange agent’s account at DTC; in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Procedures for Tendering;” (b) a Letter of Transmittal for shares of GE common stock, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson Inc., by phone at (866) 300-8594 (toll-free for shareholders, banks, and brokers) or (781) 575-2137 (all others outside the U.S.), or via e-mail at GEExchange@georgeson.com. You may also contact the information agent for assistance with any questions you may have about the exchange offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GE OR ITS FINANCIAL ADVISORS, SYNCHRONY, ANY OF THE DEALER MANAGERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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